As filed with the Securities and Exchange Commission on November 13, 2006
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DR. REDDY’S LABORATORIES LIMITED
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

ANDHRA PRADESH, INDIA	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7-1-27, Ameerpet
Hyderabad, Andhra Pradesh 500 016, India
+91-40-23731946
(Address and telephone number of Registrant’s principal executive offices)

Dr. Reddy’s Laboratories, Inc.
200 Somerset Corporate Boulevard, 7th Floor
Bridgewater, New Jersey 08807
+1-908-203-4900
(Name, address, and telephone number of agent for service)

Copies to:

Sara Hanks	James F. Fitzsimmons
Clifford Chance US LLP	Budd Larner, P.C.
31 West 52nd Street	150 John F. Kennedy Parkway
New York, New York 10019	Short Hills, New Jersey 07078
(212) 878-8000	(973) 315-4444

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Amount of
Title of Each Class of	Amount	Registration
Securities to be Registered	to be Registered(b)	Fee(b)
Equity shares of Rs.5 par value, as evidenced by American depositary receipts(a)

(a)	American depositary shares evidenced by American depositary receipts issuable on deposit of the equity shares registered hereby will be registered under a separate registration statement on Form F-6. Each American depositary share will represent one equity share.

(b)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is excluding this information in reliance on Rule 456(b) and Rule 457(r).

Prospectus
American Depositary Shares
Representing Equity Shares

Dr. Reddy’s Laboratories Limited

We may offer, from time to time, American Depositary Shares, or ADSs, outside India, including in the United States. Each ADS represents one equity share.

We anticipate that the price to the public per ADS will be determined by reference to the prevailing market prices of our equity shares. Our equity shares are traded on the Bombay Stock Exchange Limited, or BSE, and the National Stock Exchange of India Limited, or NSE, the principal stock exchanges in India. Our ADSs are traded on the New York Stock Exchange, or NYSE, under the ticker symbol “RDY.” On November 9, 2006, the closing price of our equity shares as reported on the BSE was Rs.773.30 and Rs.773.35 on the NSE, and U.S.$17.22 on the NYSE.

This prospectus describes the general terms of these ADSs and the general manner in which the ADSs will be offered. The specific terms of any ADSs offered will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which the ADSs will be offered. We will not use this prospectus to issue any ADSs unless it is attached to a prospectus supplement.

These ADSs may be offered directly or to or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in the applicable prospectus supplement.

Investing in our ADSs involves risks that are described in the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2006.

You should rely only on the information contained in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document, and the prospectus supplement or any documents incorporated by reference is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

In this document, all references to “Indian rupees,” “rupees” and “Rs.” are to the legal currency of India and all references to “U.S. dollars,” “dollars” and “U.S.$” are to the legal currency of the United States.

Our financial statements are presented in Indian rupees and are prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. In this prospectus, any discrepancies in any table between totals and the sums of the amounts listed are a result of rounding. In this prospectus, references to a particular “fiscal” year are to the twelve months ended March 31 of that year.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell ADSs in one or more offerings. This prospectus provides you with a general description of the ADSs we may offer. Each time we sell any ADSs under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find Additional Information” before buying securities in this offering.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors,” which we describe in our annual report on Form 20-F for the year ended March 31, 2006 and in other documents that we subsequently file with the SEC, and which we will describe in supplements to this prospectus.

DR. REDDY’S LABORATORIES LIMITED

We are an emerging global pharmaceutical company with proven research capabilities. We produce active pharmaceutical ingredients and intermediates, finished dosage forms and biotechnology products and market them globally, with a focus on India, the United States, Europe and Russia. We are vertically integrated and use our active pharmaceutical ingredients and intermediates in our own finished dosage products. We conduct basic research in the areas of cancer, cardiovascular disease, inflammation and bacterial infection.

Our principal offices are located at 7-1-27, Ameerpet, Hyderabad, Andhra Pradesh 500 016, India, and our telephone number is +91-40-23731946. We maintain a website at http://www.drreddys.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

We may offer our ADSs from time to time under this prospectus, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the ADSs. Each time we offer ADSs, we will provide a prospectus supplement that will describe the specific amount, price and other important terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the ADSs directly or through underwriters, dealers or agents. We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of ADSs. If we do offer ADSs through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of the those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

DESCRIPTION OF ADS

American Depositary Shares	ADSs, from time to time under this prospectus, at prices and on terms to be determined by market conditions at the time of offering.

ADSs	Each ADS represents one equity share, par value Rs.5 per share. The ADSs will be evidenced by American Depositary Receipts.

Dividends	Every year our Board of Directors recommends the amount of dividends to be paid to shareholders, if any, based upon conditions then existing, including our earnings, financial condition, capital requirements and other factors. The dividends are paid after approval of the shareholders in our general meeting.

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Holders of ADSs will be entitled to receive dividends payable on equity shares represented by such ADSs. Cash dividends on equity shares represented by ADSs are paid to the Depositary in Indian rupees and are converted by the Depositary into U.S. Dollars and distributed, net of depositary fees, taxes, if any, and expenses, to the holders of such ADSs.

Risk factors	See “Risk Factors” and other information incorporated by reference into this document for a discussion of factors you should carefully consider before deciding to invest in our ADSs.

NYSE symbol	“RDY”

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USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include geographic expansion, potential acquisitions of, or investments in, companies and technologies that complement our business, capital expenditures for increasing production capacities, addition of new capabilities, additions to our working capital and advances to or investments in our subsidiaries/joint ventures. Net proceeds may be temporarily invested in bank term deposits prior to use.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the ADSs in respect of which this prospectus is being delivered will be passed upon for us by Clifford Chance US LLP. The validity of the equity shares represented by ADSs offered hereby will be passed upon by Crawford Bayley & Co., Mumbai, India, our Indian counsel.

EXPERTS

The consolidated financial statements of Dr. Reddy’s Laboratories Limited and subsidiaries as of March 31, 2006 and 2005, and for each of the years in the three-year period ended March 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 have been included and incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, included and incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The audit report covering the management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and the audit of internal control over financial reporting of Dr. Reddy’s Laboratories Limited and subsidiaries excludes an evaluation of internal control over financial reporting of Industrias Quimicas Falcon de Mexico S.A. de C.V and beta Holdings GmbH, acquired businesses.

The consolidated financial statements of beta Holding GmbH as of November 30, 2005 and 2004 and financial statements of betapharm Arzneimittel GmbH as of December 31, 2003 included in this registration statement have been audited by Deloitte & Touche GmbH, independent registered public accounting firm, as stated in their reports appearing elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission, or the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Annual Report on Form 20-F for the year ended March 31, 2006, filed with the SEC on October 2, 2006;

•	Form 6-K for the three months ended June 30, 2006 furnished to the SEC on November 13, 2006;

•	Form 6-K containing certain information regarding our financial performance for the three months and six months ended September 30, 2006 furnished to the SEC on November 13, 2006; and

•	Form 8-A filed with the SEC on April 3, 2001.

•	In addition, we may incorporate by reference into this prospectus our reports on Form 6-K furnished after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

We will also incorporate by reference any future filings made with the SEC under the U.S. Securities Exchange Act of 1934 until we terminate the offering contemplated by any prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Dr. Reddy’s Laboratories Limited
7-1-27, Ameerpet
Hyderabad, Andhra Pradesh 500 016
India
Tel.: +91-40-23731946
Attention: V. Viswanath, Company Secretary

FORWARD LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference into this prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Operating and Financial Review and Prospects” in our annual report on Form 20-F filed with the SEC and elsewhere in this prospectus and in any prospectus supplement that we may file. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. In addition, investors should carefully review the other information in this prospectus and in any prospectus supplement that we may file and in our periodic reports and other documents filed and/or furnished with the SEC from time to time.

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beta Holding GmbH
Augsburg

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements for the periods ended 30 November 2004 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of beta Holding GmbH and subsidiaries as of November 30, 2004 and 2005, and the related consolidated statements of profit and loss and cash flows for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Germany and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of beta Holding GmbH and its subsidiaries as of November 30, 2004 and 2005, and the results of their operations and their cash flows for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005 in conformity with accounting principles generally accepted in Germany.

Application of accounting principles generally accepted in the United States of America would have affected stockholders’ equity as of November 30, 2004 and 2005 and net income for the period from December 3, 2003 through November 30, 2004 and the year ended November 30, 2005 to the extent summarized by the Company in Note VIII to the Consolidated Financial Statements.

Düsseldorf,
November 2, 2006

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

beta Holding GmbH, Augsburg

Consolidated Balance Sheets

		As at	AS at			As at	As at
		30 Nov. 2004	30 Nov. 2005			30 Nov. 2004	30 Nov. 2005
		EUR’000	EUR’000			EUR’000	EUR’000

	Assets				Equity and Liabilities
A.	Fixed assets			A.	Equity
I.	Intangible assets			I.	Subscribed capital	150	150
1.	Drug licences, brand name and software	117,557	103,962
2.	Goodwill	100,602	93,505	II.	Additional paid-in capital	67,889	67,889
3.	Payments on account	158	926

		218,317	198,393	III.	Losses carried forward		(42,614)

II.	Tangible assets
1.	Land	589	584	IV.	Net loss for the year	(42,614)	(4,985)

2.	Office equipment	1,209	1,102
3.	Payments on account	88

		1,886	1,686			25,425	20,440

II.	Financial assets
	Shares in affiliated enterprises	100	100	B.	Accruals

		220,303	200,179	1.	Tax accruals	3,774	6,834

				2.	Other accruals	6,908	10,835

B.	Current assets					10,682	17,669

I.	Inventories			C.	Liabilities
1.	Raw materials and supplies		22	1.	Liabilities to banks	61,721	51,161
2.	Work in process		62	2.	Trade payables	7,167	6,187

3.	Finished goods and merchandise	9,325	8,609	3.	Payables to affiliated enterprises		857

4.	Payments on account		60	4.	Payables to enterprises in which participations are held	57,176	62,258
		9,325	8,753
				5.	Sundry liabilities from financing of share acquisition	88,203	90,951
II.	Receivables and other assets				Other liabilities	2,378	2,797

1.	Trade receivables	3,511	8,207			216,645	214,211

2.	Receivables from affiliated enterprises	143	510
3.	Other assets	3,891	1,822	D.	Deferred income	7

		7,545	10,539

III.	Securities
	Other securities		26,683
IV.	Cash on hand and bank balances	12,057	2,967

		28,927	48,942

C.	Prepaid expenses	3,529	3,199

		252,759	252,320			252,759	252,320

beta Holding GmbH, Augsburg

Consolidated Statements of Profit and Loss

German GAAP

		03 Dec. 2003 to	01 Dec. 2004 to
		30 Nov. 2004	30 Nov. 2005
		EUR’000	EUR’000

1.	Sales	83,342	136,878
2.	Cost of sales	39,264	43,967

3.	Gross profit on sales	44,078	92,911
4.	Selling expenses	37,501	48,114
5.	General administration expenses	26,396	21,362
6.	Other operating income	707	1,942
7.	Other operating expenses	5,762	7,497

8.	Income/(loss) from operations	(24,874)	17,880
9.	Other interest and similar income	190	240
10.	Interest and similar expenses	17,790	16,331

11.	Income/(loss) from ordinary activities	(42,474)	1,789
12.	Taxes on income	140	6,774

13.	Net loss	(42,614)	(4,985)

beta Holding GmbH, Augsburg

Consolidated Statement of Cash Flows

	For the Period 3 Dec. 2003		For the Period 1 Dec. 2004
	to 30 Nov. 2004		to 30 Nov. 2005
	EUR’000	EUR’000	EUR’000	EUR’000

Cash flows from operating activities:
Net Loss		(42,614)		(4,985)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	16,983		22,904
Loss on sale of equipment	0		10
Change in assets and liabilities net of effects from purchase of acquired companies:
Increase in receivables and other assets	(4,263)		(2,957)
Decrease in inventory	10,265		572
Increase(−)/Decrease in prepaid expenses	157		332
Decrease (−)/Increase of provisions	(1,903)		6,986
Increase/Decrease (−) in accounts payable and accrued expenses	2,332		(130)
Increase in interest payable	11,323		8,511
Increase in other liabilities	744		419

Total adjustments		35,638		36,646

Net cash (used in) provided by operating activities		(6,977)		31,661
Cash flows from investing activities:
Proceeds from sale of fixed assets	113		3
Purchases of fixed assets	(528)		(236)
Purchases of intangible assets	(2,291)		(2,594)
Purchase of other securities	0		(26,683)
Purchase of acquired companies:
Payment for purchases of acquired companies, net of cash acquired	(188,255)

Net cash used in investing activities		(190,961)		(29,510)
Cash flows from financing activities:
Cash proceeds due to capital increase	7,201		0
Cash dividends	0		0
Proceeds from long-term debt	210,316		0
Debt Issue Costs	(3,522)
Repayments of long-term debt and capital lease obligations	(4,000)		(11,241)

Net cash provided by (used in) financing activities		209,995		(11,241)
Net increase (decrease) in cash		12,057		(9,090)
Cash at beginning of period		0		12,057

Cash at end of period		12,057		2,967

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest and similar expenses	5,809		6,968
Income taxes	4,407		3,850

beta Holding GmbH, Augsburg

Notes to Financial Statements
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

I.	General Information and Notes to Consolidated Financial Statements

The consolidated financial statements for the period from 3 December 2003 to 30 November 2004 and the period from 1 December 2004 to 30 November 2005 have been prepared in compliance with the regulations of the German Commercial Code (HGB) and the German Law on Limited Liability Companies (GmbHG).

The classification complies with §§ 266 and 275 HGB in connection with § 42 GmbHG. All amounts have been stated in EURO and have been rounded into kEURO amounts. The cost of sales format has been applied to the profit and loss account.

beta Holding GmbH was established through a Partnership Agreement dated 3 December 2003 and entered in the Commercial Register of the Munich local court with the number HRB 150405 on 12 December 2003. Through resolution dated 8 June 2004, the Company’s registered office was moved from Munich to Augsburg and entered in the Commercial Register of the Augsburg local court with the number HRB 20801 on 11 October 2004.

II.  Consolidated companies

In addition to beta Holding GmbH, Augsburg, the following companies are included in the consolidated financial statements as at 30 November 2005 and 2004:

	Share	Nominal Value of Share
Company	%	Currency	2004	2005

beta Healthcare GmbH & Co.KG, Augsburg	100	EUR’000	67,890	67,890
betapharm Arzneimittel GmbH, Augsburg	100	EUR’000	244,304	244,267
beta Healthcare Verwaltungs GmbH, Augsburg	100	EUR’000	25	25
beta Healthcare Solutions GmbH, Augsburg	100	EUR’000	25	25

In 2004 and 2005 beta Institut für sozialmedizinische Forschung und Entwicklung gGmbH (“beta Institut”), a wholly owned subsidiary of beta Holding GmbH, was not consolidated in accordance with § 296 II German Commercial Code (HGB). This company is a small firm organised in a corporate form, which provides basically non-profit services in the social care sector. Its annual financial statements are not material to the consolidated financial statements of beta Holding GmbH.

III.	Notes to Consolidation Methods

Subsidiaries are consolidated according to the book value method in accordance with § 301 (1) No. 1 German Commercial Code (HGB) on the basis of the values at the date of acquisition of the subsidiaries’ shares. The purchase price is compared at the time of first consolidation to the book values of the assets, liabilities, accruals and deferrals acquired in the balance sheets of the subsidiaries included. The difference between the purchase price and the book values of the assets is allocated to the acquired assets up to the amount of their fair values. The remaining difference is disclosed as goodwill in accordance with § 301 III German Commercial Code (HGB).

Receivables and payables between consolidated companies as well as income and expenses were eliminated. There are no unrealized profits or losses on intra-group transactions that are required to be eliminated.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

IV.	Accounting and Valuation Rules

The financial statements of the companies included in the consolidated financial statements have been prepared according to uniform accounting and valuation rules.

Fixed Assets

Intangible Assets

Acquired intangible assets are recognized at acquisition cost and amortized on a scheduled straight-line basis from the time of acquisition over the estimated useful life, which is predominantly three years (software licenses) or five to eight years (drug licenses and other rights in drug licenses).

Goodwill is amortized over its useful life, which has been estimated at 15 years.

The “betapharm” brand name is amortized over 15 years.

Tangible Assets

Property, plant and equipment have been valued at acquisition or production cost less depreciation.

Land is not depreciated. Other property plant and equipment are generally depreciated according to the straight-line method over their estimated useful lives. For additions depreciation is calculated according to the reducing-balance method when this leads to higher depreciation in the initial years. Low-value items are fully depreciated in the year of acquisition.

Financial Assets

The investment in non-consolidated subsidiaries is recorded at cost.

Current Assets

Inventories

Raw materials and supplies consist primarily of product packaging materials, work in process consists primarily of bulk quantities of unpackaged tablets and finished goods and merchandise consists primarily of merchandise and samples for doctors.

Inventories are stated at the lower of acquisition cost or market value. Valuation allowances are recorded for excess stock that cannot be sold within the remaining shelf live of the articles.

Receivables and Other Assets

Receivables have been recognised at nominal value. Allowances are recorded for specific and inherent risks of collection.

Liquid Funds

Liquid funds have been recognised at nominal value.

Prepaid Expenses

Prepaid expenses relate to expenses incurred before the balance sheet date to the extent that these constitute expenditure for a certain time thereafter.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Equity

The equity has been recognized at nominal value.

Provisions and Accruals

Provisions and accruals have been recognised when there is a present obligation as a result of a past event in the probable amount required to cover the obligation.

Liabilities

Liabilities have been valued at the amounts at which they will be repaid.

Statement of Profit and Loss

The cost of sales format has been applied to the statement of profit and loss, with other taxes being allocated as operational expenses to the individual functions.

V.	Notes to the Consolidated Balance Sheet

Fixed Assets

The movements of consolidated fixed assets are presented in the “Fixed Assets Table” which is part of the notes.

At the acquisition date, the following net asset values from the acquired single entities were:

03 March 2004
EUR’000

Intangible assets
Drug licenses, brand name and software	1,042
Payments on account	310

1,352
Tangible assets
Land	575
Factory and office equipment	1,063
Payments on account	10

1,648
Financial assets
Shares in affiliated enterprises	100

3,100

The goodwill after adjusting the acquired assets and liabilities to their fair values at the acquisition date, amounts to kEURO 106,107.

In the period 3 December 2003 to 30 November 2004 and the period 1 December 2004 to 30 November 2005, the purchase price was subsequently reduced by kEURO 200 and kEURO 37, respectively. After deducting scheduled amortization, the resulting goodwill as at 30 November 2005 is kEURO 93,505 (30 November 2004: kEURO 100,602).

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

In this context, the following industrial and similar rights were identified and recorded at their fair values as of 3 March, 2004:

	Total/Residual	Fair Value
	Useful Life	Adjustment
	In years	EUR’000

“betapharm” brand name	15	79,518
Drug licenses	5	46,054

		125,572

According to § 4 No. 1 German Law on Protection of Brands and Other Labels (MarkenG), the betapharm brand name has been entered in the Register of the German Patent and Trademark Office in Munich. The valuation was based on the allocation of estimated cash flows based upon the licensing value to a third party. In the financial year 2005, the brand name was amortised to kEURO 70,241 (30 November 2004: kEURO 75,542) on a scheduled basis.

As at 3 March 2004, the group held drug licenses as defined in § 11 German Law on Pharmaceutical Products (AMG). The average residual useful life of the licenses was, consistent with tax regulations, determined to be five years. In 2005 the drug licences were amortised to kEURO 29,935 (30 November 2004: kEURO 39,146) on a scheduled basis.

Current Assets

Trade receivables and receivables from affiliated enterprises are due within one year.

Securities classified as current assets have been recognised at acquisition cost.

Equity

The group’s equity changed as follows:

EUR’000

Equity as at 03 December 2003	0
Increase of subscribed capital	150
Additional paid-in capital, thereof kEURO 60,839 via a conversion of debt to equity	67,889
Net loss for the period	(42,614)

Equity as at 30 November 2004	25,425

EUR’000

Equity as at 01 December 2004	25,425
Net loss for the year	(4,985)

Equity as at 30 November 2005	20,440

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Other Provisions and Accruals

The other provisions and accruals can be analyzed as follows:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Sales deductions	1,544	2,193
BfArM (German Institute for Drugs and Medical Products) charges	1,596	1,692
Special payments and bonuses to employees	599	1,546
Health insurers’ rebates	0	1,339
Cost of Alendronat sales	0	655
Retention of business records	0	609
Vacation commitments and flexitime credits	464	506
Outstanding invoices	801	490
Cost of auditing the financial statements	270	239
Licences	75	221
Consulting fees	155	154
Fees for matters of law	86	144
Contributions to professional associations	166	137
Travel expenses fieldstaff	0	113
Contributions to Chamber of Industry and Commerce	0	108
Insurance premiums	1	98
Severance pay	179	87
SHI rebates*)	675	62
Sundry (includes deferred maintenance of kEURO 153 in 2004 and 2005)	297	441

	6,908	10,835

*)	Statutory Health Insurance rebates (2004: 16%/ 2005: 6%) to be paid in accordance with § 130a SGB V beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Liabilities

A classification of liabilities by residual terms as at 30 November 2004 is as follows:

			Residual Term of
	Total	Residual Term	More Than
	Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	61,721	8,269	53,452
Trade payables	7,167	7,167	0
Payables to enterprises in which participations are held	57,176	0	57,176
Liabilities from financing of share acquisition	88,203	1,410	86,793
Other liabilities	2,378	2,378	0
thereof taxes: EUR 1,549 thousand/ thereof relating to social security and similar obligations: EUR 633 thousand

	216,645	19,224	197,421

A classification of the liabilities by residual terms as at 30 November 2005 is as follows:

			Residual Term of
	Total	Residual Term	More Than
	Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	51,161	8,323	16,078
Trade payables	6,187	6,187	0
Payables to affiliated enterprises	857	857	0
Payables to enterprises in which participations are held	62,258	0	62,258
Liabilities from financing of share acquisition	90,951	1,610	89,341
Other liabilities	2,797	2,797	0
thereof taxes: EUR 1,957 thousand thereof relating to social security and similar obligations: EUR 674 thousand

	214,211	19,774	167,677

The liabilities to banks have been collateralised through land charges in the amount of kEURO 600.

The liabilities to banks relate exclusively to Commerzbank AG and result from the priority senior facility and the subordinated mezzanine facility in the amount of kEURO 34,828 (2004: kEURO 46,000) and kEURO 16,333 (2004: kEURO 15,721), respectively.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

The payables to enterprises in which participations are held can be analysed as follows:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

3i Group Investments LP, London	38,675	31,790
3i Europartners IVa LP, London	5,929	6,457
3i Europartners IVb LP, London	5,455	5,941
3i Europartners IVc LP, London	5,456	5,943
3i Europartners IVk LP, London	1,661	1,810
Teachers Insurance and Annuity Association, New York	0	10,317

	57,176	62,258

The above-mentioned partnerships under British law are funds advised by 3i Deutschland Gesellschaft für Industriebeteiligungen mbH, Frankfurt am Main.

On 22 December 2004, an amount of EUR 9,505,052 out of the fixed rate unsecured loan note instrument of 3i Group Investments LP, London, was transferred with all rights and obligations to Teachers Insurance and Annuity Association of America (TIAA) under the loan note and share transfer agreement.

The 3i funds and Teachers Insurance and Annuity Association are shareholders of beta Holding.

The accounts payable to shareholders of the funds advised by 3i Deutschland Gesellschaft für Industriebeteiligungen mbH are disclosed under payables to enterprises in which participations are held. There were no accounts payable to the other partners or shareholders as at the balance sheet date.

The liabilities that are associated with the financing of the share acquisition relate to the following creditors:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Indigo Capital Ltd., London	36,882	39,635
Santo Holding (Deutschland) GmbH, Stuttgart	51,321	51,316

	88,203	90,951

The accounts payable to Indigo Capital Ltd., London, (Indigo) relate to two subordinate loans, with a mezzanine facility and a so-called pay-in-kind (PIK) facility accounting for kEURO 16,373 (2004: kEURO 15,541) and kEURO 23,262 (2004: kEURO 21,341), respectively.

Commitments towards the former partner of betapharm, Santo Holding, relate to a vendor loan, which was granted within the scope of the acquisition of betapharm on 3 March 2004.

The liabilities to banks and the liabilities from the financing of the share acquisition include one loan under the mezzanine facilities agreement each, which was valued at the aggregate amount of kEURO 32,774, including interest payable of kEURO 617 as at the balance sheet date (2004: kEURO 30,903). Starting on 3 March 2004, the principal is increased by a contractually fixed amount of capitalised interest every three months. Therefore, the amount disclosed reflects the repayment commitment as at 30 November 2005. At the time of the contractually agreed repayment date on 3 March 2011, the loan will include a repayment commitment of kEUR0 39,639.

The PIK loan payable to Indigo will increase to kEURO 40,130 until the repayment date on 31 March 2012 on account of interest capitalised at annual intervals.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

VI.	Notes to the Consolidated Profit and Loss Statement

Sales

The sales revenues, which result exclusively from the sale of drugs, are fully realised in the domestic market. They are presented net of sales deductions, such as rebates in kind, compulsory producers’ charges and stock loss refunds, repaid to customers at the time of a price reduction by betapharm.

Other Operating Income

The other operating income includes income from prior periods in the amount of kEURO 1,226 (2004: kEURO 113), of which kEURO 1,174 result from release of accruals. Furthermore, in 2005 this item includes intercompany income from administration expenses of kEURO 571 (2004: kEURO 128) charged to related parties.

Other Taxes

The other taxes disclosed for the different functions amounted to kEURO 13 (2004: kEURO 25) in the business year.

Notes to Cost of Materials and Personnel Expenses

Cost of Materials

	3 Dec. 2003 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Cost of raw materials, consumables and supplies and of purchased merchandise	36,554	40,388
Cost of purchased services	2,727	3,786

	39,281	44,174

Personnel Expenses

	3 Dec. 2003 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Wages and salaries	13,057	19,167
Social security and other pension costs (of which in respect to individual employee saving plans:
kEURO 531; 2004: kEURO 394)	2,332	3,388

	15,389	22,555

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

VII.	Other Required Disclosures

Contingent Liabilities

To collateralize the bank loans raised for financing betapharm Group, the Company has furnished the following collateral:

•	Pledging of shares in the following companies:

•	betapharm Arzneimittel GmbH;

•	beta Healthcare Verwaltungs GmbH;

•	beta Healthcare Solutions GmbH;

•	beta Institut für sozialmedizinische Forschung und Entwicklung GmbH.

•	Blanket assignment for all present and future

•	Trade receivables;

•	Receivables from affiliated enterprises;

•	Claims under insurance policies;

•	Receivables from Hexal AG and Salutas Pharma GmbH which result from service agreements concluded with these companies;

•	Other rights and claims;

•	Pledging of industrial rights;

•	Pledging of all bank balances;

•	Creation of a land charge in the amount of kEURO 600.

Other Financial Commitments

The other financial commitments as at the balance sheet date relate to:

	30 Nov. 2004	30 Nov. 2005
	EUR’000	EUR’000

Rent payable under real estate lease concluded at the end of 1999 with a residual term of 18.75 years (2004: 19,75 years)	8,893	8,488
Commitments under sponsoring agreements (of which to affiliated enterprises: kEURO 2,237; 2004: kEURO 844)	1,029	2,637
Commitments under motor vehicle leases	2,013	2,403
Sundry commitments under tenancy agreements and leases and accounts payable to suppliers	857	1,462

	12,792	14,990

Apart from the items presented above, there were payment commitments towards Santo Holding (Deutschland) GmbH, Stuttgart, as at the balance sheet date, which were not yet quantified in terms of amount. They result from a so-called earn-out agreement which was agreed under the purchase agreement on the acquisition of betapharm. According to this agreement, a portion of the final share purchase price is defined depending on the company’s future sales development. The possible subsequent purchase price beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

increases are established as at the effective dates 31 December 2004, 31 December 2005 and 31 December 2006, respectively, in relation to the sales revenues of the preceding calendar year. For the business year 2004, no subsequent purchase price increase was computed.

The resulting payment commitments are financed through a credit line in the amount of EUR 25 million granted by Commerzbank AG. In the business year 1 December 2004 to 30 November 2005, this credit line was reduced to kEURO 12.5 on account of anticipated lower payment commitments.

Under agreements dated 3 March 2004, as most recently amended on 11 June 2004, beta Healthcare GmbH & Co. KG entered into so-called option agreements with Commerzbank AG, with Indigo Capital IV LP and with HarbourVest Partners VII — Mezzanine Fund L.P., that lead to a payment commitment of the Company in the following cases:

•	Transformation of beta Holding GmbH, of beta Healthcare GmbH & Co. KG or of betapharm Arzneimittel GmbH into a public limited company with subsequent going public;

•	Disposal of a majority of shares in one of the three above-mentioned companies; disposal of one or several subsidiaries of these three companies if this subsidiary includes / these subsidiaries include all or the majority of beta Group’s assets.

The exact amounts that result from this commitment can be established only after the above-mentioned measures have been completed.

Bodies of Company

In the past the managing directors of the parent company’s personally liable partner were:

Mr. Bernd Schuler, München/Germany, merchant (until 3 March 2004)
Mr. Barry Clare, London/Great Britain, merchant (from 3 March 2004);
Mr. Peter Otto Walter, Kaufbeuren/Germany, merchant (until 31 December 2005);
Mr. Thomas Nedtwig, Blankenfelde/Germany, merchant (from 1 April 2004);
Dr. Wolfgang Niedermaier, Fürth/Germany, pharmacist (from 10 June 2005).

Total Emoluments Paid to Management

The total emoluments paid to management in the past business year amounted to kEURO 981 (2004: kEURO 610).

Loans Extended to Members of Management

The parent company’s receivables from members of management amount to kEURO 133 (2004: kEURO 132). They result from the extension of a short-term loan which was granted for the purpose of intermediately financing a programme for management investment in beta Holding. This loan bears interest at 9% p.a.

Advisory Board

The advisory board, constituted on 16 March 2004 consisted of the following persons:

Barry Clare, London/Great Britain, merchant (chairman);
Dr. David Ebsworth, Overath/Germany, merchant;
Detlef Fels, Köln/Germany, merchant;
Ian Nolan, London/Great Britain, merchant;
Werner Leppla, Geretsried/Germany, merchant (from 18 May 2005);

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Bernd Schuler, Frankfurt/Germany, merchant (from 18 May 2005).

The total emoluments paid to the members of advisory board for their activities in the past business year amounted to kEURO 204 (2004: kEURO 149).

Notes to Parent Company

Effective 03 March 2004, beta Holding (parent company) acquired indirectly and directly the majority of the shares of all group companies included in the scope of consolidation. From this date, all group companies of beta Holding are deemed to be affiliated enterprises in relation to the Company in accordance with § 271 (2) German Commercial Code (HGB). Revenues and expenses of betapharm Arzneimittel GmbH have been included in these consolidated financial statements for the 9 months from 1 March 2004 through 30 November 2004.

The consolidated financial statements of beta Holding are disclosed at the Commercial Register of the Augsburg local court and are the highest level of consolidated financial statements required to be filed in Germany.

Shareholders of the parent company are the following companies:

3i Group Investments LP, London
3i Europartners IVa LP, London
3i Europartners IVb LP, London
3i Europartners IVc LP, London
3i Europartners IVk LP, London
Teachers Insurance and Annuity Association, New York

Various members and directors of the company

Classification of Employees by Categories

The average number of employees in the business year can be analysed as follows:

	3 Dec. 2004 to	1 Dec. 2004 to
	30 Nov. 2004	30 Nov. 2005

Industrial employees	3	3
Salaried employees	332	326

	335	329

VIII.	Reconciliation to U.S. GAAP

The Group’s Consolidated Financial Statements have been prepared in accordance with German generally accepted accounting principles (German GAAP), which differ in certain material respects from accounting beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

principles generally accept in the United States of America (U.S. GAAP). The effects of the application of U.S. GAAP to Shareholders’ Equity and Net Income are set out in the tables below:

Reconciliation of shareholders’ equity to U.S. GAAP

			As of	As of
	Note		30 Nov. 2004	30 Nov. 2005
			EUR’000	EUR’000

Shareholders’ equity as reported in the Consolidated Balance Sheets under German GAAP			25,425	20,440
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(201)	(253)
Increase of useful life for drug licenses	(b	)	5,769	12,335
Maintenance and other provisions	(c	)	153	762
Goodwill and Trademark amortization	(d	)	9,281	21,642
Deferred taxes	(e	)	8,981	6,515
Shareholders’ equity in accordance with U.S. GAAP			49,409	61,441

Reconciliation of net income to U.S. GAAP

			3 March 2004	30 Nov. 2004
	Note		to 30 Nov. 2004	to 30 Nov. 2005
			EUR’000	EUR’000

Net loss as reported in the Consolidated Statements of Profit and Loss under German GAAP			(42,614)	(4,985)
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(42)	(52)
Increase of useful life for drug licenses	(b	)	4,860	6,565
Maintenance and other provisions	(c	)	153	609
Goodwill and Trademark amortization	(d	)	9,281	12,361
Deferred taxes	(e	)	9,284	(2,466)
Net loss (−)/income in accordance with U.S. GAAP			(19,078)	12,032

(a)	Capital Lease

The company operates its corporate headquarters in rented premises in Augsburg, Germany. The underlying rental contract was concluded in December 1999. The fixed rental period started in March 2002 and will last for a period of time of 22.5 years until August 2024. In addition, the company has received an option to purchase the rented building together with the land at a price of kEURO 1,339.

In accordance with German GAAP, the rental contract is classified as an operating lease. As a consequence, all rental payments have been treated as expenses. Under U.S. GAAP, because the net present value of the minimum lease payments exceeds 90% of the fair value of the leased asset, the contractual arrangement for the building and land is treated as a capital lease.

The net book value of the lease assets was kEURO 4,326 and kEURO 4,174 at 30 November 2004 and 2005, respectively. The lease obligation was kEURO 4,497 and kEURO 4,397 at 30 November 2004 and 2005, respectively.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

(b)	Increase of useful life for drug licenses

beta Holding GmbH recognizes capitalized drug licenses as intangible assets (see line Drug licenses, brand name and software). These costs mainly relate to payments for the acquisition of external licenses which entitle the company to sell specific pharmaceuticals to the market.

Under German GAAP, consistent with tax regulations, these drug licenses are amortized over five to eight years. According to U.S. GAAP drug licenses should be amortized over their useful lives which have been estimated to be 15 years. As a consequence of the useful life increase, amortization declines by kEURO 4,860 and 6,565 in the periods 2004 and 2005.

(c)	Maintenance and retention accruals

Under German GAAP an accrual for deferred maintenance amounting to kEURO 153 has been recorded in 2004 and 2005 and an accrual of kEURO 609 for the retention of the business records was recorded in 2005. The deferred maintenance relates to the estimated cost for refurbishment activities concerning the office building of the corporate headquarters in Augsburg. The retention accrual relates to the future costs associated with the retention of business documents.

Because these accruals do not relate to current obligations to external parties as of the balance sheet date, they would not be considered liabilities under U.S. GAAP and have been reversed.

(d)	Goodwill and brand name amortisation

The purchase of betapharm Arzneimittel GmbH as of March 3, 2004, and the subsequent purchase price allocation resulted in goodwill of kEURO 106.107 and brand name of kEUR 79,518 under German GAAP. The same purchase price allocation would have been applied under U.S. GAAP. In accordance with German GAAP, goodwill and brand name have been amortised over an estimated useful life of 15 years. U.S. GAAP does not require regular amortisation of goodwill or intangible assets that are determined to have an indefinite life. The company has determined that the betapharm brand name has an indefinite useful life. The company performed impairment tests of goodwill and the brand name for 2004 and 2005 and concluded that goodwill and brand name were not impaired.

The recorded amortization expenses under German GAAP have to be reversed amounting to kEURO 9,281 concerning the period ended 30 November 2004 and to kEURO 12,361 for the year ended 30 November 2005. There are no deferred taxes on goodwill.

(e)	Deferred taxes

Under German GAAP, deferred taxes are not recorded for tax loss carryforwards and deferred taxes are not required to be recorded for temporary differences resulting from an acquisition. Under U.S. GAAP, deferred tax assets are recognized to the extent that it is more likely than not that the tax loss carry forward can be utilized. U.S. GAAP also requires the recognition of the deferred tax impact for temporary differences resulting from an acquisition.

This reconciliation item includes tax effects due to the aforementioned reconciling items as well as deferred taxes due to tax losses carried forward from 2004. For the reconciling items the total tax rate from the corresponding year was applied amounting to 40.38% in 2004 and 2005. The applied tax rates underlying the calculation of deferred taxes were derived from applicable tax rates in 2004 and 2005. The trade income tax rate for these years amounts to 19.03% and the corporate income tax rate, considering the deductibility of the trade income taxes, amounts to 21.36%.

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

The losses carried forward concerning the German trade income tax amount to 496 kEURO for the benefit of beta Holding GmbH and 5,657 kEURO for the benefit of beta Healthcare GmbH& Co KG. The loss carry forward relating to the German corporate income tax amounts to 14,314 kEURO for the benefit of beta Holding GmbH. In 2005 the beta Holding GmbH losses carried forward declined to 1,584 kEURO concerning the trade income tax and to 2,887 kEURO regarding the corporate income tax. For beta Healthcare GmbH & Co KG all losses were utilized in 2005.

The purchase of betapharm Arzneimittel GmbH as of 03 March, 2004, and the subsequent purchase price allocation resulted in additions of intangible assets as well as inventories in the commercial balance sheet. In accordance with German tax laws these items were not included in the German tax balance sheet. Temporary differences arise concerning the drug licenses, the brand name and inventories due to the value adjustment of the purchase price allocation as of March 3, 2004. The assigned value of these assets amounts to 136,156 kEURO. These differences between the asset values and the tax bases were not recognized as deferred tax liability in the commercial balance sheet under German GAAP.

Under U.S. GAAP, the temporary differences between the assigned values resulting from the purchase price allocation and the tax bases of the assets have to be recognised as deferred tax liability. The deferred tax liability is calculated by multiplying the sum of those assets with the effective tax rate for 2004 respectively 2005 (both 40.38%) resulting in an amount of 54,986 kEURO. This amount increased goodwill at the acquisition date. In the forthcoming years, the deferred tax liability is reduced as the related assets are amortized. Amortization of these assets amounts to 17,492 kEURO in 2004 and 9,211 kEURO in 2005. The deferred tax liability is thus reduced by these amounts multiplied with the tax rate resulting in deferred tax benefits of 7,064 kEURO in 2004 and 3,720 kEURO in 2005.

The increase of useful lives of the drug licences named above are also related with tax effects. The corres-ponding deferred taxes amount to 1.963 kEURO in 2004 and to 2,651 kEURO in 2005.

IX  Subsequent events

After the end of the financial year (30 November 2005) the following subsequent events took place:

1. Agreement on earn out with former shareholder.

In the sale and purchase agreement about the sale of the betapharm shares as of 3 March 2004, an earn out payment has been agreed based on the sales of the years 2004 — 06. In an Earn-Out and Vendor Loan Settlement agreement signed 10. / 24. February 2006 between beta Healthcare GmbH & Co KG and Santo Holding (Deutschland) GmbH, the parties agreed to settle the earn out for the years 2004-06 against a payment of 25 m€. The amount was paid on 3 March 2006.

2. Sale of shares of beta Holding at 3 March 2006.

With closing on 3 March 2006 the shares of beta Holding GmbH were sold from the 3i funds and other shareholders to the Dr. Reddy’s group, Hyderabad, India, for a purchase price of 479 m€. The purchase price was paid on 3 March 2006 partly to the shareholders and partly to the former shareholder and the banks who had partly financed the purchase by 3i funds in 2004. With this payment all debt from the 2004 financing have been settled.

3. Restructuring of beta group.

After the date of acquisition of beta group by Dr. Reddy’s group through Reddy Holding GmbH several legal restructuring have taken place. One step of this restructuring was the merger of beta Holding GmbH with Reddy Holding GmbH.

Augsburg, 02 November 2006

beta Holding GmbH

(Dr Wolfgang Niedermaier)  (Thomas Nedtwig)

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Movements in Consolidated Fixed Assets for the period from 3 December 2003 to 30 November 2004

													Net
													book
													values
		Acquisition or Production Cost					Accumulated Amortization/Depreciation
		Balance	Additions				Balance	Balance	Additions			Balance	Balance
		as at	as at				as at	as at	as at			as at	as at
		3 Dec	03 March				30 Nov.	3 Dec	03 March			30 Nov.	30 Nov.
		2003	2004	Additions	Reclassifications	Disposals	2004	2003	2004	Additions	Disposals	2004	2004
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets
1.	Drugs licenses, brand name and software		128,361	2,291	152	(280)	130,524		1,747	11,393	(173)	12,967	117,557
2.	Goodwill		106,107			(200)	105,907			5,305		5,306	100,602
3.	Payments on account		310		(152)		158						158

			234,778	2,291	—	(480)	236,589		1,747	16,699	(173)	18,273	218,317

II.	Tangible assets
1.	Land		588	10	10	(7)	608		13	7		20	588
2.	Factory and office equipment		1,890	430			2,313		827	277	(1)	1,103	1,210
3.	Payments on account		10	88	(10)		88						88

			2,488	528	—	(7)	3,009		840	284	(1)	1,123	1,886

III.	Financial assets
1.	Shares in affiliated enterprises		100				100

			237,366	2,819	—	(487)	239,698		2,587	16,983	(174)	19,396	220,303

beta Holding GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Periods from 3 December 2003 to 30 November 2004 and from 1 December 2004 to 30 November 2005

Movements in Consolidated Fixed Assets for the period from 1 December 2004 to 30 November 2005

											Net
											book
											values
		Acquisition or Production Cost					Accumulated Amortization/Depreciation
		Balance				Balance	Balance			Balance	Balance
		as at				as at	as at			as at	as at
		1 Dec				30 Nov.	1 Dec			30 Nov.	30 Nov.
		2004	Additions	Reclassifications	Disposals	2005	2004	Additions	Disposals	2005	2005
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets
1.	Drugs licenses, brand name and software	130,524	1,826	57	(38)	132,370	12,967	15,469	(29)	28,408	103,962
2.	Goodwil	105,907			(37)	105,870	5,305	7,060		12,365	93,505
3.	Payments on account	158	768			926					926

		236,589	2,594	57	(75)	239,166	18,273	22,529	(29)	40,773	198,393

II.	Tangible assets
1.	Land	608	5			613	19	10		30	583
2.	Factory and office equipment	2,313	231	31	(216)	2,359	1,103	365	(212)	1,256	1,103
3.	Payments on account	88		(88)

		3,009	236	(57)	(216)	2,972	1,123	375	(212)	1,286	1,686

III.	Financial assets
1.	Shares in affiliated enterprises	100				100					100

		239,698	2,830		(507)	242,238	19,396	22,904	(241)	42,059	200,179

betapharm Arzneimittel GmbH,
Augsburg

Report of Independent Registered Public Accounting Firm

Financial Statements for the period ended December 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of betapharm Arzneimittel GmbH as of December 31, 2003, and the related statements of profit and loss and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in Germany and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of betapharm Arzneimittel GmbH as of December 31, 2003, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in Germany.

Application of accounting principles generally accepted in the United States of America would have affected stockholders’ equity as of December 31, 2003 and net income for the year then ended to the extent summarized by the Company in Note C to the Financial Statements.

Düsseldorf,
November 2, 2006

Deloitte & Touche GmbH
Wirtschaftsprüfungsgesellschaft

betapharm Arzneimittel GmbH, Augsburg

Balance Sheet as at 31 December 2003

Assets

		31 Dec. 2003			31 Dec. 2003
		000 EUR			000 EUR

A.	Fixed assets		A.	Equity
I.	Intangible assets		I.	Subscribed capital	1,023
1.	Drug licenses and software	1,112
2.	Payments on account	310	II.	Capital reserves

		1,422

II.	Tangible assets		III.	Net retained profits	219

1.	Land, land rights and buildings including buildings on third party land	577			1,242

2.	Other equipment, factory and office equipment	1,062	B.	Accruals
3.	Payments on account	7	1.	Tax accruals	7,940

		1,646	2.	Other accruals	3,188

III.	Financial assets				11,128

1.	Shares in affiliated enterprises	100	C.	Liabilities
2.	Other loans		1.	Liabilities to banks	301

		100	2.	Trade payables	6,202

		3,168	3.	Payables to affiliated enterprises	130

B.	Current assets		4.	Other liabilities	4,662

					11,295
I.	Inventories
	Merchandise	8,754

II.	Receivables and other assets
1.	Trade receivables	3,232
2.	Receivables from affiliated enterprises
3.	Other assets	353

		3,585

III.	Cash on hand, bank balances	8,006

		20,344

C.	Prepaid expenses	152

		23,665			23,665

betapharm Arzneimittel GmbH, Augsburg

Statement of Profit and Loss for the Period from 1 January to 31 December 2003

		1 Jan. to
		31 Dec. 2003
		000 EUR

1.	Sales	106,546
2.	Cost of sales	32,790

3.	Gross profit on sales	73,756
4.	Selling expenses	54,671
5.	General administration expenses	767
6.	Other operating income	5,585
7.	Other operating expenses	2,282
8.	Other interest and similar income	130
9.	Interest and similar expenses	63

10.	Income from ordinary activities	21,688
11.	Taxes on income	7,974

12.	Net income	13,714
13.	Losses carried forward from prior year	2,472
14.	Withdrawals from capital reserves	2,377
15.	Distributions	13,400

16.	Net retained profits	219

betapharm Arzneimittel GmbH, Augsburg

Statement of Cash Flows
For the Year Ended 31 Dec. 2003

	EUR’000	EUR’000

Cash flows from operating activities:
Net income		13,714
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	716
Gain on sale of fixed assets	(55)
Change in assets and liabilities:
Increase in receivables and other assets	(2,524)
Increase in inventory	(1,618)
Decrease in prepaid expenses	171
Decrease of provisions	(127)
Increase in accounts payable and accrued expenses	5,046
Decrease in other liabilities	(599)

Total adjustments		1,010

Net cash provided by operating activities		14,724
Cash flows from investing activities:
Proceeds from sale of fixed assets	4,136
Purchases of fixed assets	(375)
Purchases of intangible assets	(603)

Net cash provided by investing activities		3,157
Cash flows from financing activities:
Cash dividends	(10,573)
Bank borrowings	301

Net cash used in financing activities		(10,272)

Net increase in cash and cash equivalents		7,609
Cash at beginning of year		397

Cash at end of year		8,006

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest and similar expenses	63
Income taxes	9

betapharm Arzneimittel Augsburg

Notes to the Financial Statements
For the Year ended 31 December 2003

A.	General Information and Notes to Financial Statements

In preparing its annual financial statements, the Company is in compliance with the accounting, valuation and disclosure requirements applicable to so-called large firms organized in a corporate form under the German Commercial Code (HGB) and the German Law on Limited Liability Companies (GmbHG). To the extent that taking advantage of accounting and valuation options under German tax law requires corresponding recognition in the annual financial statements, the Company is in compliance with the fiscal regulations. All amounts have, been stated in Euro and have been rounded into kEURO amounts. The cost of sales format has been applied to the profit and loss account.

In the reporting year, the balance sheet and profit and loss account have been prepared by taking into account a partial profit appropriation as a result of an advance profit distribution at the end of 2003

Intangible assets

Acquired intangible assets are recognized at acquisition cost and amortized on a scheduled straight-line basis. From the time of acquisition over the estimated useful life, which is predominantly three years (software licenses) or five to eight years (drug licenses and other rights in drugs).

Tangible Assets

Property, plant and equipment have been valued at acquisition cost or production cost less depreciation. Land is not depreciated. Other property, plant and equipment are generally depreciated according to the straight-line method over their estimated useful lives. For additions depreciation is calculated according to the reducing-balance method when this leads to higher depreciation in the initial years. Low-value items are fully depreciated in the year of acquisition.

Financial assets

The investment in an unconsolidated subsidiary (beta Institute) is recorded at cost.

Inventories

Inventories relate exclusively to merchandise and samples for doctors are stated at the lower of acquisition cost or market value.

Receivables

Receivables have been recognized at nominal value. Allowances are recorded for specific and inherent risks of collection.

Equity

The equity has been recognized at nominal value.

Provisions and accruals

Provisions and accruals have been recognized when there is a present obligation as a result of a past event in the probable amount required to cover the obligation.

Liabilities

Liabilities have been valued at the amounts at which they will be repaid.

betapharm Arzneimittel Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

In the business year 2003, the cost of materials amounted to kEUR 32,394 and related exclusively to cost of purchased merchandise. Personnel expenses amounted to kEUR 20,874, of which social security and other pension cost of kEUR 3,638.

B. Other Required Disclosures

A classification of liabilities by residual terms as at 31 December 2003 is as follows:

			Residual Term
		Residual Term	of More than
	Total Amount	of up to 1 Year	5 Years
	EUR’000	EUR’000	EUR’000

Liabilities to banks	301	301	0
Trade payables	6,202	6,202	0
Payables to affiliated enterprises	130	130	0
Other liabilities	4,662	4,662	0
Of which taxes: EUR 645 Thousand Of which relating to social security and similar obligations: EUR 504 Thousand

	11,295	11,295	0

Contingent Liabilities

The Company is the defendant in a litigation on account of alleged instances of infringement of industrial property rights in connection with the active substance Omeprazol. This litigation is still on-going. For the possibility that the Company loses the action, the Company has set up a provision of kEUR 6,524 plus legal costs as at 31 December 2002. Under an agreement dated 30 September 2003, a third company undertook, against payment of kEUR 3,347, to bear all expenses that the Company might incur in case the action was lost and has, hence, comprehensively exempted the Company. In view of the credit standing of the third party that has committed itself in the internal relationship, the Company is no longer exposed to any risks from the above-mentioned litigation. In the external relationship, the Company still bears, however, the remaining risk of litigation, which is estimated at around EUR 7 million at maximum.

Furthermore, the Company owes in the external relationship purchase consideration installments totalling kEUR 588 from the acquisition of the shares in Mova GmbH, Augsburg. Although this investment was disposed of at the end of 2003, with the open purchase consideration installment being taken over by the acquirer, the assumption of the liability through the creditor remains to be approved.

A further contingent liability is a guarantee in the amount of EUR 6,000 in favour of Wellfit Gesundheitsprodukte GmbH, Augsburg.

The financial commitments as at the balance sheet date relate to:

EUR’000

Rentals payable under a real property lease concluded at the end of 1999 with a residual term of 21.5 years	9,344
Commitments under sponsoring agreement (Of which to affiliated enterprises: kEUR 1,534)	1,747
Commitments under motor vehicle leases	2,238
Sundry rental commitments, such as accounts payable to suppliers	1,631

14,960

betapharm Arzneimittel Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

The sales, which result exclusively from sale of drugs, relate fully to the domestic market.

The total emoluments paid to management in 2003 amounted to kEUR 198.

The General Management in 2003 consisted of:

Peter Otto Walter, Merchant, Kaufbeuren
Hans Henneböhle, Merchant, Ostfildern

The average number of employees during the business year 2003 was:

2003

Industrial labour	3
Salaried employees	314

Total	317

The item other accruals includes the following major items:

2003
EUR ’000

Legal costs	12
BfArM (German Institute for Drugs and Medical Products) charges	491
Returns and sales bonus commitments	897
Special and bonus payments to employees	901
Vacation not taken and flexitime credits	264
Insurance premiums	142
Workmen’s compensation board contributions	167
Sundry	314

3,188

The investment holdings within the meaning of § 285 No. 11 German Commercial Code (HGB) are as follows:

	Participation		Net Income/Loss
	Quota	Equity	for Last Business
	%	kEUR	Year kEUR

beta Institut für sozialmedizinische Forschung und Entwicklung gGmbH, Augsburg	100	100	0

betapharm Arzneimittel GmbH is included in the consolidated financial statements of Santo Holding (Deutschland) GmbH, Stuttgart (Stuttgart local court, HRB 22519).

betapharm Arzneimittel Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

C  Reconciliation German GAAP — U.S. GAAP

The Financial Statement has been prepared in accordance with German generally accepted accounting principles (German GAAP), which differ in certain material respects from accounting principles generally accepted in the United States of America (U.S. GAAP). The effects of the application of U.S. GAAP to Shareholders’ Equity and Net Income are set out in the tables below:

Reconciliation of shareholders’ equity to U.S. GAAP

			As of 31
			Dec. 2003
	Note		EUR’000

Shareholders’ equity as reported in the Balance Sheets under German GAAP			1,242
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(149)
Increase of useful life for drug licenses	(b	)	879
Deferred taxes	(c	)	(292)
Shareholders’ equity in accordance with U.S. GAAP			1,680

Reconciliation of net income to U.S. GAAP

			1 Jan. 2003
			to 31 Dec. 2003
	Note		EUR’000

Net income as reported in the Statement of Profit and Loss under German GAAP			13,714
Adjustments required to conform with U.S. GAAP
Capital Lease	(a	)	(63)
Increase of useful life for drug licenses	(b	)	178
Deferred taxes	(c	)	(555)
Net income in accordance with U.S. GAAP			13,274

(a)	Capital Lease

The company operates its corporate headquarter in rented premises in Augsburg, Germany. The underlying rental was concluded in December 1999. The fixed rental period started in March 2002 and will last for a period of time of 22.5 years until August 2024. In addition, the company has received an option to purchase the rented building together with the land at a price of kEURO 1,339.

In accordance with German GAAP, the rental contract is classified as an operating lease. As a consequence, all rental payments have been treated as expenses. Under U.S. GAAP, because the net present value of the minimum lease payments exceeds 90% of the fair value of the leased asset the contractual arrangement for the building and land is treated as a capital lease.

The net book value of the leased asset was kEURO 4.466 at 31 December 2003. The lease obligation was kEURO 4.615 at 31 December 2003.

betapharm Arzneimittel Augsburg

Notes to the Financial Statements — (Continued)
For the Year ended 31 December 2003

(b)	Increase of useful life for drug licenses

betapharm Arzneimittel GmbH recognizes capitalized drug licenses as intangible assets (see line “Concessions, Patents and other such rights and licenses”). These costs mainly relate to payments for the acqusition of external licenses which entitle the company to sell specific pharmaceuticals to the market.

Under German GAAP, consistent with tax regulations, these drug licences are amortized over five to eight years. According to U.S. GAAP, drug licences should be amortised over their useful lives, which have been estimated to be 15 years.

As a consequence of the useful life increase, amortization declines by kEURO 178 in the year 2003.

(c)	Deferred taxes

Under German GAAP, deferred taxes are not recorded for tax loss carryforwards. Under U.S. GAAP, deferred tax assets are recognized to the extent that it is more likely than not that the tax loss carryforward can be utilized.

This reconciliation item includes tax effects due to the aforementioned reconciling items as well as deferred taxes due to the tax loss carried forward from 2002. For the reconciling items the effective tax rate from the corresponding year was applied amounting to 39.78% in 2002 and 41.67% in 2003. The loss carry forward amounts to 2,349 kEURO and concerns the German corporate income tax for the benefit of betapharm Arzneimittel GmbH. The applied tax rate underlying the calculation of deferred taxes was derived from the applicable corporate income tax rate in 2003 amounting to 22.64%. In 2003 the loss carry forward was completely utilized.

Augsburg, 02 November, 2006
betapharm Arzneimittel GmbH

(Dr. Wolfgang Niedermaier)  (Thomas Nedtwig)

betapharm Arzneimittel GmbH, Augsburg

Notes to Financial Statements — (Continued)
For the Year ended 31 December 2003

Movements in Fixed Assets in the period 1 January to 31 December 2003

		Acquisition or Productions Costs				Accumulated Amortization/depreciation				Book values
		Balance				Balance	Balance			Balance	Balance
		as at				as at	as at			as at	as at
		1 Jan.				31 Dec.	1 Jan.			31 Dec.	31 Dec.
		2003	Additions	Reclassifications	Disposals	2003	2003	Additions	Disposals	2003	2003
		EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000	EUR’000

I.	Intangible assets Concessions, industrial and similar rights and assets and licenses in such rights and assets
	- Drugs licenses	2,150	334	38		2,521	1,242	336		1,578	943
	- Other	72	196		1	268	44	55		99	169
	- Payments on account	275	73	(38)		310					310

		2,497	603		1	3,099	1,286	391		1,677	1,422

II.	Tangible assets
1.	Land, land rights and buildings including buildings on third party land	558	30			588	3	8		11	577
2.	Other equipment, factory and office equipment	1,544	338		51	1,831	502	317	50	769	1,062
3.	Payments on account and assets under construction		7			7					7

		2,102	375		51	2,426	505	325	50	780	1,646

III.	Financial assets
1.	Shares in affiliated enterprises	879			779	100					100
2.	Other loans	3,300			3,300

		4,179			4,079	100					100

		8,778	979		4,131	5,625	1,791	716	50	2,457	3,168

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

The unaudited pro forma combined statement of operations give effect to the completion of the acquisition of beta Holding GmbH (betapharm), which was consummated on March 3, 2006, giving effect to the acquisition as if it had occurred on April 1, 2005. The unaudited pro forma combined statement of operations combines the historical consolidated statement of operations of Dr. Reddy’s Laboratories Limited (DRL) for the fiscal year ended March 31, 2006 and betapharm for the fiscal year ended November 30, 2005 and eliminates the operating results of betapharm for the post acquisition period of March 3, 2006 to March 31, 2006. Accordingly, the unaudited pro forma combined statement of operations reflect betapharm operating results for a twelve-month period. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition (2) expected to have a continuing impact on the Company and (3) are factually supportable. The pro forma adjustments are based on certain estimates and assumptions which are derived from available information. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma combined statement of operations;

•	separate historical audited financial statements of DRL as of and for the year ended March 31, 2006 which is included and incorporated by reference in this document;

•	separate historical audited financial statements of betapharm for the year ended 30 November 2005 included in this document taking into consideration the fact that such year end date is within 93 days of the date when the acquisition was consummated as indicated above.

We present the pro forma combined statement of operations for information purposes only. The pro forma information is not necessarily indicative of what our results of operation actually would have been had we completed the acquisition on April 1, 2005. In addition, the unaudited pro forma combined statement of operations does not purport the future operating results of the combined company.

An unaudited pro forma balance sheet is not presented because the acquisition of betapharm occurred prior to March 31, 2006, and assets and liabilities pertaining to betapharm are reflected in the Company’s March 31, 2006 historical balance sheet. The unaudited pro forma financial information does not include the realization of cost savings from operating efficiencies, synergies or any other of the effects resulting from the acquisitions of betapharm.

The unaudited pro forma statement of operations relates to the following transaction:

On March 3, 2006, the Company, through its wholly owned subsidiary Lacock Holdings Limited, acquired 100% of the outstanding common shares of betapharm. betapharm is a leading generics pharmaceuticals company in Germany.

The aggregate purchase price of Rs.26,063,321 (Euro 482,654) includes direct acquisition cost amounting to Rs.201,548 (Euro 3,732). The acquisition agreement included the payment of contingent consideration amounting up to Rs.518,400, (Euro 9,600), which was paid into an escrow account. This amount is subject to set-off for certain indemnity claims in respect of legal and tax matters that might arise, pertaining to the periods prior to the acquisition. The escrow will lapse and be time barred at the end of 2013. Since the maximum amounts pertaining to such claims are determinable at the date of acquisition, those amounts have been included as part of the purchase price.

As of March 31, 2006, the purchase price was allocated on a preliminarily basis, based on management’s estimate of fair values. During the quarter ended September 30, 2006, the Company completed the final allocation of the purchase price of betapharm based on management’s estimate of fair values and independent valuations of intangible assets as follows:

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

Current assets:
Cash and cash equivalents	Rs.1,357,395
Inventories	538,860
Other current assets	552,938
Property, plant and equipment	372,377
Intangibles:
Trademarks	5,546,314
Product related intangibles	13,684,867
Beneficial toll manufacturing contract	621,058
Other assets	142,541
Goodwill	12,848,428

Total assets	35,664,778
Deferred tax liability, net	(7,241,686)
Liabilities assumed	(2,359,771)

Purchase cost	Rs.26,063,321

As a result of the final allocation, total intangibles increased from Rs.16,325,598 as at March 31, 2006 to Rs.19,852,239 as at September 30, 2006, goodwill decreased from Rs.14,958,766 as at March 31, 2006 to Rs.12,848,428 as at September 30, 2006 and deferred tax liability, net increased from Rs.5,825,388 as at March 31, 2006 to Rs.7,241,686 as at September 30, 2006.

Trademarks have an indefinite useful life and are therefore not subject to amortization but are tested for impairment annually. The weighted average useful lives of other intangibles acquired are as follows:

Products related intangibles	14.5 years
Beneficial toll manufacturing contract at betapharm	58 months

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
(in thousands, except share data and where otherwise stated)

	Dr. Reddy’s
	Fiscal Year
	Ended		betapharm		betapharm
	March 31, 2006		(From December 1, 2004		(From March 3, 2006		Pro forma		Pro forma
	as reported		to November 30, 2005)		to March 31, 2006)		Adjustments		Combined

Revenues:
Product sales	Rs.	24,077,209	Rs.	7,695,281	Rs.	(704,915)	—		Rs.	31,067,575
License fees		47,521		—		—	—			47,521
Service income		142,317		—		—	—			142,317

		24,267,047		7,695,281		(704,915)	—			31,257,413
Cost of revenues		12,417,413		2,471,825		(315,534)	—			14,573,704

Gross profit		11,849,634		5,223,456		(389,381)	—			16,683,709
Operating Expenses:
Selling, general and administrative expenses		8,028,884		3,058,818		(294,272)	42,828	(a)		10,836,258
Research and development expenses, net		2,152,950		—		—	—			2,152,950
Amortization expenses		419,867		148,646		(87,217)	977,035	(b)		1,458,331
Foreign exchange loss		126,342		—		14	—			126,356
Other operating (income) / expenses, net		(320,361)		(84,555)		—	—			(404,916)

Total operating expenses		10,407,682		3,122,909		(381,475)	1,019,863			14,168,979

Operating Income/(loss)		1,441,952		2,100,547		(7,906)	(1,019,863)			2,514,730
Equity loss in affiliates		(88,235)		—		—	—			(88,235)
Other (expense) / income, net		533,606		(904,636)		8,035	(299,786	)(c)		(662,781)
Income before taxes and minority interest		1,887,323		1,195,911		129	(1,319,649)			1,763,714

Income taxes (expense)/benefit		(258,390)		(519,473)		29,861	463,085	(d)		(284,917)
Minority interest		(76)		—		—	—			(76)

Net Income	Rs.	1,628,857	Rs.	676,438	Rs.	29,990	Rs.	(856,564)	Rs.	1,478,721

Earnings per equity share
Basic		Rs.10.64								Rs.9.66
Diluted		Rs.10.62								Rs.9.64
Weighted average number of equity shares used in computing earnings per share
Basic		153,093,316 *								153,093,316 *
Diluted		153,403,846 *								153,403,846 *

See accompanying notes to unaudited pro forma combined statement of operations.

*	These numbers have been retroactively restated to give effect to the stock dividend distributed on August 30, 2006.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Note 1:	General — Basis of pro forma presentation

The unaudited pro forma combined statement of operations is presented to give effect to the acquisition of betapharm as if the transaction had been consummated on April 1, 2005. The information relating to betapharm has been conformed to U.S. generally accepted accounting principles and accounting policies followed by the Company.

Note 2:	Pro forma adjustments

The unaudited pro forma combined statement of operations reflects the following pro forma adjustments:

(a)	Represents the incremental depreciation charge on the fair valued property, plant and equipment of betapharm.

(b)	Represents the amortization expense on the intangibles of betapharm amortized over a weighted average useful life of 14.5 years based on management’s estimate of fair values.

(c)	Represents the incremental interest expense pursuant to the acquisition which primarily represents interest at the rate of 4.65% (being the floating LIBOR rate) on the Euro 400 million loan taken for funding the acquisition of betapharm, the decrease in interest income at the rate of 6.5% (average rate of interest income) resulting from the use of internal funds towards the acquisition of betapharm. However, such incremental interest expense has been partially offset due to a reduction in betapharm’s interest expense pursuant to repayment of certain pre-acquisition debt out of the proceeds of the purchase price related to the acquisition.

(d)	Represents the tax impact on the above adjustments.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Companies Act 1956, as amended, or the Companies Act, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying an officer against any liability which by law would otherwise with the company or in any other instrument attach to him in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer against any liability incurred by him in defending any proceedings (whether criminal or civil) in which a judgment is given in his favor. We have not, as of the date of this prospectus entered into any indemnification agreements of this kind.

Our Articles of Association, as amended, or Articles provide that, subject to the provision of the Companies Act, our directors and officers shall be indemnified by us against loss in defending any proceeding brought against our officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our Articles provide that we shall indemnify our officers and directors in connection with any application pursuant to Section 633 of the Companies Act in which relief is granted by the court.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

We have obtained directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1934, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9.	EXHIBITS

Exhibit No.	Description of Exhibits	Filed or Incorporated by Reference to

1.1	Form of Underwriting Agreement.	To be filed as an exhibit to a Current Report on Form 6-K and incorporated by reference or by post-effective amendment.
3.1	Current Memorandum and Articles of Association of the Registrant.	Filed herewith.
3.2	Certificate of Incorporation of the Registrant dated February 24, 1984.	Previously filed on March 26, 2001 with the SEC along with Form F-1, previously filed with the Company’s Form 20-F for the fiscal year ended March 31, 2003.
3.3	Amended Certificate of Incorporation of the Registrant dated December 6, 1985.	Previously filed on March 26, 2001 with the SEC along with Form F-1, previously filed with the Company’s Form 20-F for the fiscal year ended March 31, 2003.
4.1	Deposit Agreement, including the form of American Depositary Receipt, among Registrant, JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as Depositary, and holders from time to time of American Depositary Receipts issued there under, including the form of American Depositary.	Previously filed as Exhibit (a) to Registration Statement 333-13312.

Form of Amendment No. 1 to Deposit Agreement was previously filed as Exhibit (a) (2) to Post-Effective Amendment to Registration Statement No. 333-13312.

Form of Amendment No. 2 to Deposit Agreement, including the form of ADR, is filed as Exhibit (a) (3) to Registration Statement 333-138547.
5.1	Opinion of Clifford Chance US LLP, U.S. counsel to the Registrant, as to the legality of the ADSs.	Filed herewith.
5.2	Opinion of Crawford Bayley & Co., Indian counsel to the Registrant, as to the legality of the Equity Shares.	Filed herewith.
23.1	Consent of KPMG, Independent registered accounting firm dated November 9, 2006.	Filed herewith.
23.2	Consent of Deloitte & Touche GmbH, independent registered accounting firm, dated November 10, 2006.	Filed herewith.
23.3	Consent of Clifford Chance US LLP, U.S. counsel to the Registrant, included in Exhibit 5.1.	Included in Exhibit 5.1.
23.4	Consent of Crawford Bayley & Co., Indian counsel to the Registrant, included in Exhibit 5.2.	Included in Exhibit 5.2.
24.1	Power of Attorney (included on signature page to the Registration Statement).	Included on signature page to the Registration Statement.

ITEM 10.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include in the prospectus any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 193 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a)

of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6. That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE PAGE

Pursuant to the requirement of the Securities Act of 1933, the registrant, Dr. Reddy’s Laboratories Limited, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hyderabad, India, on the 13th day of November, 2006.

DR. REDDY’S LABORATORIES LIMITED

By:	/s/ G.V. Prasad
G.V. Prasad
Executive Vice Chairman and CEO

By:	/s/ Saumen Chakraborty
Saumen Chakraborty
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, we, the undersigned directors and officers of Dr. Reddy’s Laboratories Limited, do hereby constitute and appoint G.V. Prasad and Saumen Chakraborty, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, to do any and all acts and things in our respective names and on our respective behalves in the capacities indicated below that G.V. Prasad and Saumen Chakraborty, or any one of them, may deem necessary or advisable to enable Dr. Reddy’s Laboratories Limited to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us in our respective names in the capacities indicated below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto and other documents therewith, with the Securities and Exchange Commission; and we do hereby ratify and confirm that G.V. Prasad and Saumen Chakraborty, or any of them, shall do or cause to be done by virtue hereof. This power of attorney shall be governed by New York Law.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. K. Anji Reddy Dr. K. Anji Reddy	Chairman	October 27, 2006

/s/ Mr. G.V. Prasad Mr. G.V. Prasad	Chief Executive Officer and Executive Vice Chairman (Principal Executive Officer)	October 27, 2006

/s/ Mr. Satish Reddy Mr. Satish Reddy	Chief Operating Officer and Managing Director	October 27, 2006

/s/ Mr. Anupam Puri Mr. Anupam Puri	Director	October 27, 2006

/s/ Prof. Krishna G. Palepu Prof. Krishna G. Palepu	Director	November 7, 2006

/s/ Dr. Omkar Goswami Dr. Omkar Goswami	Director	October 27, 2006

/s/ Mr. P.N. Devarajan Mr. P.N. Devarajan	Director	October 27, 2006

/s/ Mr. Ravi Bhoothalingam Mr. Ravi Bhoothalingam	Director	October 27, 2006

/s/ Mr. Abhijit Mukherjee Mr. Abhijit Mukherjee	President — Developing Business	October 27, 2006

/s/ Mr. Arun Sawhney Mr. Arun Sawhney	President — API	October 28, 2006

/s/ Mr. Alan Shepard Mr. Alan Shepard	Executive Vice President — Europe	October 30, 2006

Signature	Title	Date

/s/ Mr. Ashwani Kumar Malhotra Mr. Ashwani Kumar Malhotra	Executive Vice President — Formulations Manufacturing	October 27, 2006

/s/ Mr. Jaspal Singh Bajwa Mr. Jaspal Singh Bajwa	President — Branded Formulations (Rest of the World)	October 27, 2006

/s/ Mr. Jeffrey Wasserstein Mr. Jeffrey Wasserstein	Executive Vice President — North America Specialty	October 27, 2006

/s/ Mr. K. Sankar Rao Mr. K. Sankar Rao	Executive Vice President — Integrated Product Development	October 27, 2006

/s/ Mr. Mark Hartman Mr. Mark Hartman	Executive Vice President — North America Generics	October 27, 2006

/s/ Dr. R. Rajagopalan Dr. R. Rajagopalan	President — Discovery Research	October 27, 2006

/s/ Mr. Raghu Cidambi Mr. Raghu Cidambi	Advisor and Head — Corporate Intellectual Property Management and Strategic Planning	October 30, 2006

/s/ Mr. Saumen Chakraborty Mr. Saumen Chakraborty	Chief Financial Officer (Principal Financial and Accounting Officer)	October 27, 2006

/s/ Mr. V.S. Vasudevan Mr. V.S. Vasudevan	President — European Generics	October 27, 2006

/s/ Dr. Uday Saxena Dr. Uday Saxena	Chief Scientific Officer	November 1, 2006